UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2017
 ______________________________________________________________
TerraForm Global, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-37528	47-1919173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 26, 2017, TerraForm Global, Inc. (the “Company”), TerraForm Global, LLC, TerraForm Global Brazil Holding B.V. and TERP GLBL Brasil I Participacoes Ltda. (collectively, the “TerraForm Global Parties”) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Renova Energia, S.A. (“Renova” and, together with the TerraForm Global Parties, the “Parties”). The Settlement Agreement resolves all disputes among the Parties that are the subject of an ongoing arbitration proceeding among the Parties in the Center for Arbitration and Mediation of the Chamber of Commerce Brazil-Canada (the “Arbitration”).
Pursuant to the Settlement Agreement, the TerraForm Global Parties have agreed to make a one-time settlement payment in the aggregate amount of US $15.0 million, in exchange for and contingent on the withdrawal with prejudice of all claims and counterclaims made in the Arbitration and termination of the Arbitration. In addition, 792,495 shares of Class A common stock of the Company issued to Renova and currently held in escrow pursuant to the acquisition agreements for the Salvador wind power plant acquired by a subsidiary of the Company will be returned to the Company. None of the Parties has admitted to any wrongdoing or liability with respect to the claims asserted in the Arbitration. Subject to the satisfaction of certain conditions set forth in the Settlement Agreement (including the purchase of Renova’s shares of Class A common stock of the Company by Orion US Holdings 1 L.P. described below), the Parties have granted each other full releases with respect to any claims arising in connection with the previously completed acquisitions by subsidiaries of the Company of the Salvador and Bahia wind power plants from Renova and all related transactions and any other disputes that could arise in the future among the Parties concerning or related in any way to such transactions and events, which are the subject of the Arbitration.
Concurrently with the execution of the Settlement Agreement, the Company and Orion US Holdings 1 L.P. (“Parent”), an affiliate of Brookfield Asset Management Inc., entered into a letter agreement (the “Letter Agreement”), pursuant to which Parent has agreed that upon the later to occur of (i) the effective time as described in the Settlement Agreement and (ii) the closing of the share purchase contemplated by the PSA (as defined and described below), the condition to the obligations of Parent and BRE GLBL Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) to effect the merger set forth in Section 7.2(c) (Litigation Settlement) of the Agreement and Plan of Merger, dated as of March 6, 2017, by and among the Company, Parent and Merger Sub, solely with respect to Renova’s claims in the Arbitration, shall have been satisfied and the aggregate payment made by the Company and its subsidiaries (net of any amounts funded directly or indirectly by insurance proceeds) under the Settlement Agreement in connection with the settlement of Renova’s claims in the Arbitration will be deemed to be zero.

The foregoing descriptions of the Settlement Agreement and the Letter Agreement do not purport to be complete and are qualified in their entirety by reference to the Settlement Agreement and the Letter Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.
Item 8.01. Other Events.

Also concurrently with the execution of the Settlement Agreement, Renova and Parent entered into a Purchase & Sale Agreement (the “PSA”), with respect to all of the shares of Class A common stock of the Company owned by Renova (excluding the shares to be released from escrow to the Company as described above). Pursuant to the terms of the PSA, Parent has agreed to purchase 19,535,004 shares of Class A common stock of the Company from Renova for a purchase price in cash of US $4.75 per share, or US $92,791,269 in the aggregate. The consummation of the share purchase contemplated by the PSA is subject to customary conditions to closing and is conditioned upon the satisfaction of certain conditions set forth in the Settlement Agreement described above, including the effectiveness of the mutual releases and release of the shares in escrow.

Item 9.01 Financial Statement and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Settlement Agreement and Mutual Release, dated as of May 26, 2017, by and between TerraForm Global, Inc., TerraForm Global, LLC, TerraForm Global Brazil Holding B.V., TERP GLBL Brasil I Participacoes Ltda. and Renova Energia, S.A.

10.2	Letter Agreement, dated as of May 26, 2017, between Orion US Holdings 1 L.P. and TerraForm Global, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM GLOBAL, INC.

		By:	/s/ Yana Kravtsova
Date:	May 26, 2017	Name:	Yana Kravtsova
		Title	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1
Settlement Agreement and Mutual Release, dated as of May 26, 2017, by and between TerraForm Global, Inc., TerraForm Global, LLC, TerraForm Global Brazil Holding B.V., TERP GLBL Brasil I Participacoes Ltda. and Renova Energia, S.A.

10.2	Letter Agreement, dated as of May 26, 2017, between Orion US Holdings 1 L.P. and TerraForm Global, Inc.